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                                                                   EXHIBIT 99.3


[IRIS LOGO]                                                        NEWS RELEASE


CONTACTS:  DR. JOHN A. O'MALLEY, CHAIRMAN, PRESIDENT
           AND CHIEF EXECUTIVE OFFICER
           818-709-1244 OR
           ROBERT FROST, ECOM CONSULTANTS
           212-391-9475                                   FOR IMMEDIATE RELEASE

===============================================================================

                       IRIS ADOPTS SHAREHOLDER RIGHTS PLAN

         CHATSWORTH, CA, January 25, 2000 -- International Remote Imaging Systems, Inc. ("IRIS"), a manufacturer and marketer of laboratory-oriented medical devices, announced today that it has adopted a Shareholder Rights Plan.

         The plan is designed to protect the value of shareholders' investments in IRIS stock by assuring that IRIS shareholders receive fair value and equal treatment in the event of an effort to acquire control of the IRIS without paying full value to all shareholders. The shareholder rights plan will help prevent partial tender offers and other disruptive tactics to gain control of IRIS without providing fair value to all shareholders.

         Dr. John A. O'Malley, Chairman, President and CEO of IRIS, said, "We believe that adopting this plan is a prudent, proactive step to protect our shareholders in the event of any attempt to acquire IRIS for less than its full value. In making this decision, we considered a number of factors, including our current stock price, our five-year plan and industry conditions. While IRIS is not aware of any hostile attempt to gain control or acquire IRIS, our shareholder rights plan would improve the Board's ability to negotiate a fair deal for the shareholders if one surfaced." Dr. O'Malley also noted that many other public companies have adopted similar plans.

         Under the terms of the plan, each shareholder of record at the close of business on February 7, 2000 will receive rights to purchase shares of a new Series C Preferred Stock. Each share of Series C Preferred Stock would be the economic equivalent of 1,000 shares of IRIS Common Stock. The Company currently has approximately 9.3 million outstanding shares of common stock.

         The rights will be exercisable only if a person or group acquires 20% or more of the IRIS Common Stock, or announces a tender offer for 20% or more of the IRIS Common Stock, without board approval. If the rights are triggered, all stockholders (except the hostile party) will be entitled to purchase shares of the Series C Preferred Stock at a price based on a substantial discount from the market price of the IRIS Common Stock.

         The Board of Directors may terminate the plan at any time or redeem the rights prior to their becoming exercisable.

         The Company plans to file a full copy of the Shareholder Rights Plan with the SEC later this week and mail a detailed summary of the plan to all shareholders shortly after the February 7 record date.

         IRIS designs, develops, manufactures and markets IVD imaging systems based on its patented and proprietary AIM technology for automating microscopic procedures performed in hospital and reference clinical laboratories and genetics laboratories, worldwide. Its major product lines are The Yellow IRIS(R) family of urinalysis workstations, the PowerGene(TM) line of cytogenetic analyzers and the StatSpin line of centrifugal specimen preparation devices.